Exhibit 10.21
Execution Copy
DIGITALGLOBE, INC.
Investor Agreement
          This Investor Agreement (this “Agreement”) is made as of July 14, 2008, between DigitalGlobe, Inc., a Delaware corporation (the “Company”), and Morgan Stanley & Co. Incorporated, a Delaware corporation (including its successors or permitted assigns, the “Stockholder”). Unless otherwise specified herein, all of the capitalized terms used herein are defined in Section 5 hereof.
          WHEREAS, as of the date hereof the Stockholder owns beneficially and of record 82,895,120 shares of common stock, par value, $0.001 per share, of the Company (the “Common Stock”);
          WHEREAS, the Company is contemplating an offer and sale of its Common Stock to the public in an underwritten initial public offering (the “IPO”) registered under the Securities Act of 1933, as amended from time to time, and the rules promulgated thereunder (the “Securities Act”);
          WHEREAS, the Company and certain stockholders of the Company, including the Stockholder, entered into that certain Stockholders’ Agreement, dated as of July 9, 2003 (the “Stockholders Agreement”), certain terms of which shall remain in effect after consummation of the IPO; and
          WHEREAS, the Company and the Stockholder desire to enter into this Agreement to govern certain aspects of their relationship upon the consummation of an IPO.
          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
1.	Effectiveness. The parties are entering into this Agreement in connection with a currently proposed IPO. This Agreement shall become automatically effective upon the consummation of the IPO (the “Effective Time”).

2.	Board of Directors.
(a)	Upon completion of the IPO, the Board of Directors of the Company (the “Board”) shall initially consist of nine persons who shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board.

(b)	From and after the Effective Time and subject to the terms and conditions of this Agreement, the Stockholder shall have the right to designate persons to be nominated for election to the Board (each a “Nominee”) as follows:
i. For so long as the Stockholder and/or any of its Affiliates is the record and beneficial owner of Stockholder Shares representing at least 25% of the outstanding Common Stock, five representatives designated by the Stockholder, who shall be initially Eddy Zervigon (Non-Independent), Paul M. Albert (Independent), Warren C. Jenson (Independent), [to be named] and [to be named] (the “MS Directors”); provided that no more than two Nominees shall not be Independent;
ii. For so long as the Stockholder and/or any of its Affiliates is the record and beneficial owner of Stockholder Shares representing less than 25% but at least 20% of the outstanding Common Stock, four representatives designated by the Stockholder; provided that no more than one Nominee shall not be Independent; and
iii. For so long as the Stockholder and/or any of its Affiliates is the record and beneficial owner of Stockholder Shares representing less than 20% but at least 15% of the outstanding Common Stock, three representatives designated by the Stockholder; provided that each of the Nominees shall be Independent.
For the avoidance of doubt, references to outstanding Common Stock shall not include shares reserved for issuance pursuant to options, convertible securities or other similar rights.
For purposes of this Section 2(b), any determination required to be made hereunder as to beneficial ownership of the Stockholder Shares shall be made at the end of each of the Company’s fiscal quarters. The Company shall promptly notify the Stockholder in writing upon the Company’s determination that a Reduction Event (as defined below) has been deemed to occur.
(c)	The MS Directors will serve as a Class I, Class II or Class III directors (as defined in the Company’s Certificate of Incorporation) as set forth on Annex A attached hereto. The initial term of each Class I, Class II and Class III Director shall expire as set forth in the Company’s Certificate of Incorporation.

(d)	In the event of any increase or decrease in the size of the Board (other than as contemplated by Section 2(e)), the numbers of Nominees that the Stockholder shall have the right to designate pursuant to the applicable provision of Section 2(b) (the “Initial Numbers”) shall be adjusted such that the numbers of Nominees shall represent, as closely as possible, the same percentages of the resulting full Board as the Initial Numbers shall represent as a percentage of the full initial Board.

(e)	Each time that the ownership of Stockholder Shares by the Stockholder of Common Stock is reduced below a level at which, pursuant to Section 2(b) there would be a reduction in the number of Nominees which the Stockholder would be entitled to designate (a “Reduction Event”), the Stockholder shall cause one or more of its non-Independent Nominees to resign from the Board at the next annual meeting of stockholders such that following such resignation the remaining number of Nominees shall be equal to the number of Nominees that the Stockholder is entitled to designate in accordance with Section 2(b) after giving effect to such reduced ownership. At such time when the Stockholder and/or any of its Affiliates is the record and beneficial owner of Stockholder

Shares representing less than 15% of the outstanding Common Stock, the Stockholder shall no longer have any right to designate any Nominee under Section 2(b) hereof, but those Independent directors previously nominated by Stockholder and currently serving may serve out their current terms. The resulting vacancy(ies) may be filled by the Board or the Board may elect to reduce the size of the full Board in order to eliminate such vacancy(ies). As a condition to designating any Nominee, the Stockholder shall obtain the binding commitment of the Nominee to resign to the extent required by this Section 2(e) and requested by the Stockholder and/or the Board. For the sake of clarity, it is expressly understood and agreed that upon the occurrence of each Reduction Event, any subsequent acquisition of Common Stock by the Stockholder and/or any of its Affiliates shall not result in an increase to the number of Nominees that the Stockholder is entitled to designate regardless of whether such subsequent acquisition would result in the record and beneficial ownership by the Stockholder and/or any of its Affiliates of a percentage of the outstanding Common Stock increasing to a level which would entitle the Stockholder to designate additional Nominees pursuant to Section 2(b).

(f)	If a vacancy occurs because of the death, disability, disqualification, resignation or removal of a Nominee (except as contemplated by Section 2(e)), subject to Section 4(c), the Stockholder shall be entitled to designate such Nominee’s successor in accordance with this Agreement and the Board, subject to a determination of the Board in good faith, after consultation with outside legal counsel, that such action would not constitute a breach of its fiduciary duties or applicable law or violate the Company’s Certificate of Incorporation, by-laws, corporate governance guidelines or similar policies and that such Nominee, to the extent required under Section 2(b), is Independent, shall fill the vacancy with such successor Nominee.
3.	Board Committees. From and after the Effective Time and subject to the terms and conditions of this Agreement, at least one of the Stockholder’s Nominees shall be appointed to each of the standing committees of the Company; provided that each Nominee appointed meets any independence or other requirements of the national securities exchange on which the Company’s Common Stock is listed.

4.	Company Obligations.
(a)	The Company agrees to use its best efforts to assure that (i) each Nominee is included in the Board’s slate of nominees to the stockholders for each election of directors, and (ii) each Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board (to the extent permitted) with respect to the election of members of the Board.

(b)	Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be nominated for election to the Board or recommend to the stockholders the election of any Nominee (i) who fails to submit to the Company on a timely basis such questionnaires as the Company may reasonably require of its directors generally and such other information as the Company may reasonably request in connection with the preparation of its filings under the Securities Laws; or (ii) the Board or any committee thereof determines in good faith, after receipt of written advice of outside legal counsel, that such action would constitute a breach of its fiduciary duties or applicable law or violate the Company’s Certificate of Incorporation, by-laws, corporate governance guidelines or similar policies, or that such Nominee, to the extent required under Section 2(b), is reasonably likely not to be Independent; provided, however, that upon the occurrence of either (i) or (ii) above, the Company shall promptly notify the Stockholder of the occurrence of such event and, to the extent possible, permit the Stockholder to provide an alternate Nominee sufficiently in advance of any Board action or meeting of stockholders called with respect to such election of nominees or consent in lieu of a meeting. The Company shall use best efforts to perform its obligations under Section 4(a) with respect to such alternate Nominee; provided, however, that if the Company provides at least 60 days advance notice of the occurrence of any such event such alternative nominee must be designated by the applicable Stockholder not less than 30 days in advance of any Board action or notice of meeting of the stockholders; provided, further, in no event shall the Company be obligated to postpone, reschedule or delay any scheduled meeting of the stockholders or to amend or supplement any proxy statement with respect to such election of directors provided the Company has otherwise complied with this Section 4.

(c)	At any time a vacancy occurs because of the death, disability, resignation or removal of a Nominee, then the Board, or any committee thereof, shall not fill such vacancy until the earliest to occur of (i) such Stockholder has designated a successor Nominee and the Board has filled the vacancy and appointed such successor Nominee in accordance with Section 2(f) above; (ii) such Stockholder fails to designate a successor Nominee within 30 days after receiving written notification of the vacancy from the Company; or (iii) such Stockholder has specifically waived its right under this Section 4(c).
5.	Definitions.
          “Affiliate” means an “affiliate” as defined under Rule 405 of the Securities Act.
          “Agreement” has the meaning set forth in the preamble.
          “Board” has the meaning set forth in Section 2(a).
          “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation as the same may be amended from time to time.
          “Common Stock” has the meaning set forth in the recitals.
          “Company” has the meaning set forth in the preamble.
          “Effective Time” has the meaning set forth in Section 1.
          “Independent” means an “independent director” as defined by the NYSE Rules (or the comparable and applicable rules and policies of any other national securities exchange on which the Common Stock is listed from time to time), including the additional independence requirements for audit committee members set forth in the NYSE Rules and Rule 10A-3 under the Securities Exchange Act of 1934.
          “Initial Numbers” has the meaning set forth in Section 2(d).
          “IPO” has the meaning set forth in the recitals.
          “MS Directors” has the meaning set forth in Section 2(b)(i).
          “Nominee” has the meaning set forth in Section 2(b).
          “NYSE Rules” means the rules and policies of the New York Stock Exchange, Inc. as in effect from time to time.
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
          “SEC” means the United States Securities and Exchange Commission.
          “Securities Act” has the meaning set forth in the recitals.
          “Securities Laws” means the Securities Act and the Securities Exchange Act of 1934, as amended from time to time, and the rules promulgated thereunder.
          “Stockholder” has the meaning set forth in the preamble.
          “Stockholder Shares” means (i) any and all shares of Common Stock owned by the Stockholder and/or any of its Affiliates at any given time; and (ii) any capital stock or other equity securities issued or issuable directly or indirectly with respect to or in exchange for the Common Stock referred to in clause (i) above by way of stock dividend or stock split or in connection with the combination of shares, recapitalization, merger, consolidation or other reorganization.
          “Stockholders Agreement” has the meaning set forth in the recitals.
6.	Amendment and Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholder unless such modification, amendment or waiver is approved in writing by such party. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

7.	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8.	Entire Agreement. Except for the provisions of the Stockholders’ Agreement that remain in effect following the consummation of the IPO, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

9.	Benefit of Parties; Transfer. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. No rights or obligations of the Company may be assigned without the express written consent of the Stockholder, or its successors or permitted assigns, as applicable. No rights or obligations of the Stockholder may be assigned without the express written consent of the Company, or its successors or permitted assigns, as applicable; provided, however, that, without the express written consent of the Company, the Stockholder shall be permitted to assign its rights and obligations hereunder to an Affiliate of the Stockholder who holds or, concurrent with such assignment, becomes a holder of Stockholder Shares. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

10.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

11.	Remedies. The Company and the Stockholder shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Company and the Stockholder shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

12.	Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid, return receipt requested) or sent by reputable overnight courier service (charges prepaid) or sent by facsimile (receipt confirmed) to the Company or the Stockholder, as applicable, at the addresses set forth below. Notices shall be deemed to have been given hereunder when delivered personally, three business days after deposit in the U.S. mail, one business day after deposit with a reputable overnight courier service, and one business day after being sent to the recipient by facsimile.

     If to the Company:
DigitalGlobe, Inc.
1601 Dry Creek Drive
Longmont, Colorado 80503
Facsimile: (303) 684-4340
Attention: General Counsel
          If to the Stockholder:
Morgan Stanley & Co., Incorporated
1585 Broadway
New York, New York 10034
Facsimile: (212) 761-0186
Attention: Eddy Zervigon
13.	Governing Law.
(a)	This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b)	All legal proceedings arising out of or relating to this Agreement shall be heard and determined in the state and federal courts located in the State of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such legal proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such legal proceeding. The parties hereto agree that a final judgment in any such legal proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c)	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(c).

14.	Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

15.	Termination. This Agreement shall be perpetual; provided, however, that the terms and provisions of this Agreement shall terminate at such time as the Stockholder and/or any of its Affiliates ceases to be the record and beneficial owner of Stockholder Shares representing at least 15% of the outstanding Common Stock.

16.	Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

17.	No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. No provision of this Agreement shall be interpreted in favor of, or against, either of the parties by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft thereof.

18.	Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

DIGITALGLOBE, INC.
/s/ Yancey L. Spruill
Name: Yancey L. Spruill
Title: Executive Vice President and Chief Financial Officer

MORGAN STANLEY & CO. INCORPORATED
/s/ Eddy Zervigon
Name: Eddy Zervigon
Title: Managing Director